Name of Registrant:
Templeton China World Fund

File No. 811-07876

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

I. The Board of Trustees of Templeton China World Fund (the "Trust"), on behalf of Templeton China World Fund (the "Fund"), a series of the Trust, called a Special Meeting of Shareholders of the Fund
(the "Meeting"), and was held at the offices of Franklin Templeton Investments, One Franklin Parkway, San Mateo, California 94403-1906 on October 30, 2017, adjourned on December 15, 2017 and again on December 29, 2017 at 10:00 a.m., Pacific time.

During the Meeting, shareholders of the Fund voted on the following
Proposals:

1.	To elect a Board of Trustees of the Trust.
2.	To approve the use of a "manager of managers" structure whereby the Fund's investment manager would be able to hire and replace subadvisers without shareholder approval.
3.	To approve an amended fundamental investment restriction
regarding investments in commodities.

The results of the voting at the Special Shareholder Meeting are as follows:


Proposal 1.  The election of Board of Trustees for the Trust:





For	% Voted For	% For of Outstanding Shares
Withhold	% Voted Withhold	% Withhold of Outstanding
Shares
Harris J. Ashton	7,196,866	95.60%	53.51%	330,999	4.40%	2.46%
Ann Torre Bates		7,200,263	95.65%	53.54%	327,601	4.35%	2.44%
Mary C. Choksi		7,201,211	95.66%	53.54%	326,654	4.34%	2.43%
Edith E. Holiday	7,198,476	95.62%	53.52%	329,389	4.38%	2.45%
Gregory E. Johnson	7,196,209	95.59%	53.51%	331,655	4.41%	2.47%
Rupert H. Johnson, Jr.	7,198,885	95.63%	53.52%	328,980	4.37%	2.45%
J. Michael Luttig	7,200,130	95.65%	53.53%	327,735	4.35%	2.44%
David W. Niemiec	7,199,326	95.64%	53.53%	328,539	4.36%	2.44%
Larry D. Thompson	7,199,779	95.64%	53.53%	328,085	4.36%	2.44%
Constantine D. Tseretopoulos	7,196,716	95.60%	53.51%	331,149	4.40%	2.46%
Robert E. Wade		7,198,069	95.62%	53.52%	329,795	4.38%	2.45%


Proposal 2. To approve the use of a "manager of managers" structure.



For	% Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker Non-Vote	%
Broker Non-Vote	Passed (Y or N)
4,815,069	63.96%	35.80%	418,973	5.57%	183,503	2.44%	2,110,321	28.03%	Y

Proposal 3. To approve an amended fundamental investment restriction regarding investments in commodities.



For	% Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker Non-Vote	%
Broker Non-Vote	Passed (Y or N)
4,861,045	64.57%	36.14%	333,860	4.43%	222,639	2.96%	2,110,321	28.03%	Y